Invesco Mortgage Capital Inc. Offers Condolences on the Passing of Chairman Neil Williams

Atlanta -- August 28, 2012  -- The entire Invesco Mortgage Capital Inc. (NYSE: IVR) team was saddened to learn of the death of Neil Williams, Chairman of its Board of Directors.  He was 76.

"On behalf of the Board of Directors and the entire Invesco Mortgage Capital team, we extend our deepest sympathies to Neil's family and friends and to the many colleagues whose lives he touched," said Richard J. King, President and Chief Executive Officer.  “All of us who knew or worked with Neil understand the privilege we enjoyed and are deeply saddened by his passing.”

Mr. Williams served as non-Executive Chairman of the Board of Directors beginning July 2009.  Mr. Williams was previously the general counsel of Invesco Ltd. (known then as AMVESCAP PLC) from 1999 to 2002. Mr. Williams was a partner of Alston & Bird LLP from 1965 to 1999 and was managing partner from 1984 through 1996.  Mr. Williams received a Bachelor of Arts in 1958 and a J.D. in 1961 from Duke University.

About Invesco Mortgage Capital Inc.
Invesco Mortgage Capital Inc. is a real estate investment trust that focuses on financing and managing residential and commercial mortgage-backed securities and mortgage loans. Invesco Mortgage Capital Inc. is externally managed and advised by Invesco Advisers, Inc., a subsidiary of Invesco Ltd. (NYSE: IVZ), a leading independent global investment management company.  Additional information is available at www.invescomortgagecapital.com.

Media Relations Contact: Bill Hensel, 404-479-2886